Exhibit 99.1

December 16, 2005 — Frequently Asked Questions and Answers — (FAQ’s)

From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a compilation of recent FAQs.

Q	Has NOXAFIL been launched in Europe?

A	On October 27, 2005, Schering-Plough announced that it had received European Union approval to market NOXAFIL in 25 EU member states, as well as Iceland and Norway, for the treatment of certain serious invasive fungal infections in adult patients refractory to or intolerant of certain commonly used antifungal agents.

In November, NOXAFIL was launched in Germany. Launches are anticipated in other EU markets during 2006.

Q	What is the status of NOXAFIL in the U.S.?

A	Schering-Plough received an approvable letter from the U.S. FDA in June 2005 and plans to file a complete response to the FDA in 2006.

In addition, data from two pivotal trials in the prophylaxis of serious fungal infections has been presented recently. These studies have demonstrated that NOXAFIL reduced the incidence of serious fungal infections in hematopoietic stem cell transplant recipients with graft versus host disease and patients with acute leukemia or myelodysplastic syndrome. The Company plans to submit an NDA for prophylaxis to the FDA and a variation to our European Marketing authorization by the end of 2006.

Q	What is the status of the TEMODAR brain metastases trial?

A	The Phase III trial of temozolomide for the treatment of brain metastases from non-small cell lung cancer (NSCLC) is being modified and amended to a smaller Phase II randomized trial. The change is based upon lagging enrollment rates and the trial design. Patients enrolled in the trial who are responding to treatment will continue on the study.

The decision was not based on safety- or efficacy-related issues. Schering-Plough remains committed to identifying the optimal way to use temozolomide in this setting. We will work with our investigators to develop new studies.

Q	Does Schering-Plough or the Merck/Schering-Plough Joint Venture have any rights to combination products developed by Merck?

A	This is a complicated issue. Schering-Plough is committed to maximize the value of VYTORIN and ZETIA through the Joint Venture.

Disclosure Notice
The information in this FAQ contains certain “forward-looking” statements, including statements relating to the timing of clinical trials and the timing of anticipated launches. Forward-looking statements relate to expectations or forecasts of future events. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements. The forward-looking statements may be affected by general market and economic factors, uncertainties in the regulatory approval process, federal and state regulations and legislation, and other uncertainties described in the company’s Securities and Exchange Commission filings under the heading “Disclosure Notice” including the company’s third quarter 2005 10-Q. The company does not assume the obligation to update any forward-looking statement.